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                                                                    EXHIBIT 4.13

                               October 17, 2000

VIA E-MAIL

Board of Directors
Applied Voice Recognition, Inc.,
d/b/a e-DOCS.net

      Re: Authorized Shares of Common Stock ("Common Stock") of Applied Voice
          Recognition, Inc., d/b/a e-DOCS.net (the "Corporation"); Options to Purchase Common Stock (the "Options")

Gentlemen:

      In connection with filing the Form SB-2 Registration Statement, we request your agreement that, due to the lack of authorized, unissued shares of Common Stock, no director of the Corporation will exercise any Options held by him until an amendment to the Certificate of Incorporation of the Corporation increasing the number of authorized shares of Common Stock is approved, which is anticipated to occur at the next annual meeting of stockholders, tentatively scheduled for the first week of December, 2000. Please acknowledge your agreement to the terms set forth herein by signing in the space provided below and returning this letter with your signature to me by fax as soon as possible. We will be filing the Form SB-2 Registration Statement early next week and failure to have this letter agreement in place for each director will prohibit or delay such filing.

      Thank you for prompt attention to this matter.

                                        Very truly yours,

                                        APPLIED VOICE RECOGNITION, INC., d/b/a
                                        e-DOCS.net



                                        J. William Boyar
                                        Chairman





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Board of Directors
Applied Voice Recognition, Inc.
Page 2

_______________________________

AGREED TO AND ACCEPTED
by the undersigned this    day
of October, 2000:




_______________________________
Printed Name: _________________